Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date:  August 8, 1995




Bruce S. Sherman
President of Private Capital Management, Inc.



Bruce S. Sherman
Individually



Gregg J. Powers
Individually



Michael J. Seaman
Individually